UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2019

BEACON ROOFING SUPPLY, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-50924	36-4173371
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Huntmar Park Drive, Suite 300, Herndon, VA 20170

(Address of Principal Executive Offices) (Zip Code)

(571) 323-3939

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered

Common Stock, $0.01 par value	BECN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Beacon Roofing Supply, Inc. (the "Company") announced on November 25, 2019 that its Executive Vice President and Chief Financial Officer Joseph Nowicki will leave the Company during the fiscal year ending September 30, 2020. In connection with his departure, the Company and Mr. Nowicki have executed a Separation Agreement dated November 24, 2019 (the “Agreement”). Pursuant to the Agreement, Mr. Nowicki will remain Executive Vice President and CFO until his successor’s start date, after which he will remain a full-time employee until his separation date, anticipated to be approximately 14 days after such start date. The other material terms of the Agreement are as follows: a) payment of current base salary and participation in benefit plans through the separation date; b) payment of continued salary for one year from the separation date at an annual rate of $505,918; c) payment of $493,271, representing 18 months of bonus based on Mr. Nowicki’s target 2020 fiscal year bonus; and d) reimbursement of COBRA premium for one year. At the separation date, the following long-term incentive awards shall become vested: a) any unvested options that would have vested in calendar year 2020; b) all outstanding unvested time-based RSUs; and c) unvested performance-based RSUs granted in February 2018. Vested stock options may be exercised for 90 days following the separation date. Benefits under the Agreement are subject to Mr. Nowicki’s execution of a general release and compliance with his existing Restrictive Covenant Agreement (with Mr. Nowicki’s separation date being considered the date of resignation under the Restrictive Covenant Agreement).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEACON ROOFING SUPPLY, INC.

Date: November 27, 2019	By:	/s/ JOSEPH M. NOWICKI
Joseph M. Nowicki
Executive Vice President & Chief Financial Officer